Exhibit 10.66

OPTION AGREEMENT AND
AMENDMENT TO LICENSE AGREEMENT

This OPTION AGREEMENT AND AMENDMENT TO LICENSE AGREEMENT (“Agreement”), dated effective as of December 12, 2005 (the “Effective Date”), is entered into by and between MRS. FIELDS FRANCHISING, LLC, a Delaware limited liability company (“Mrs. Fields”) and MAXFIELD CANDY CO., a Utah corporation (“Maxfield”). Mrs. Fields and Maxfield are sometimes referred to collectively herein as the “parties.”

A.            Maxfield and Mrs. Fields’ predecessor-in-interest entered into a Trademark License Agreement dated January 3, 2000, as amended by the First Amendment (the “First Amendment”) to Trademark License Agreement dated July 1, 2004 (as so amended, the “License Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the License Agreement.

B.            Effective August 13, 2005, Mrs. Fields delivered a Notice of Default and Termination (the “2005 Disputed Termination Notice”) to Maxfield for an alleged failure to pay timely certain royalties for guaranteed minimum sales. Maxfield disputes Mrs. Fields’ allegations and claims set forth in the 2005 Disputed Termination Notice.

C.            The parties now wish to come to an understanding where Mrs. Fields would withdraw the 2005 Disputed Termination Notice and Maxfield would grant to Mrs. Fields an option to repurchase all of Maxfield’s rights and interests under the License Agreement in exchange for certain payments, all subject and pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, agreements and conditions contained herein, the parties hereby agree as follows:

1.             Withdrawal of the Termination; Amendment to the License Agreement.

(a)           As of the Effective Date, Mrs. Fields withdraws the 2005 Disputed Termination Notice and acknowledges the continued effectiveness of the License Agreement.

(b)           The License Agreement is hereby amended to delete any and all references and requirements therein, to any Volume Commitments, minimum requirements for Royalty Bearing Products, minimum Running Royalties, any Guaranteed Amounts and/or Maxfield’s obligations to make any royalty payments to Mrs. Fields, to retain the license or to exercise any Option Periods in connection with such minimum requirements, including, without limitation, those contained in Sections 6(a), 6(b) and 7. This amendment shall not affect Maxfield’s obligations to pay timely the other Running Royalties and amounts due to Mrs. Fields under the License Agreement in accordance with the terms thereof, as amended by this Agreement.

(c)           The License Agreement is further amended by replacing Section 16(b)(i)

thereof with the following:

“(i)          If MCC defaults in the payment of any Running Royalties, adjustments or other payment provisions set forth in this Agreement (including the First Amendment or any additional amendments hereto) and such default continues unremedied for ten (10) days after the date on which MCC receives written notice of such payment default from MFB, then this Agreement and the license granted hereunder may be terminated upon notice by MFB effective thirty (30) days after receipt of such notice, without prejudice to any and all other rights and remedies MFB may have hereunder or by law provided.”

Except as otherwise amended or modified by this Agreement, the License Agreement shall remain in full force and effect in accordance with the terms thereof.

2.             The Option; Option Purchase Price.  Maxfield hereby grants to Mrs. Fields an option (the “Option”) to repurchase the license and to terminate the License Agreement prior to the expiration of the term (and any exercised Option Periods) thereof. The purchase price for the Option (the “Option Purchase Price”) is $1,000,000, payable by Mrs. Fields to Maxfield in immediately available funds as follows:  (a) $500,000 on the Effective Date, and (b) $500,000 on the first anniversary of the Effective Date. One-half of the Option Purchase Price ($500,000) (the “Option Credit”) shall be credited and applied to the License Repurchase Price (defined below) if  Mrs. Fields exercises the Option as provided herein. Any portion of the License Repurchase Price paid to Maxfield shall become non-refundable upon Maxfield’s receipt thereof. $500,000 of the Option Purchase Price shall become non-refundable upon the date hereof and the remaining $500,000 (the “Remaining Amount”) shall become non-refundable upon the earlier to occur of (x) the Option Exercise Date and (y) an additional $100,000 of the Remaining Amount shall become non-refundable on each anniversary of this Agreement.

3.             Option Exercise and Repurchase Price.

(a)           Option Exercise.  Mrs. Fields may exercise the Option following the second anniversary, but prior to the fifth anniversary, of the Effective Date (the “Option Period”) by delivering written notice of its election to exercise the Option (the “Option Exercise Notice”), at least 6 months prior to the expiration of each anniversary of the Effective Date (but no sooner than 12 months prior to such anniversary). Mrs. Fields shall set forth its intended “Option Exercise Date” in the Option Exercise Notice. The Option Exercise Date (i) may not be any date prior to the commencement of the Option Period, (ii) may not be sooner than 6 months after the date Mrs. Fields delivers the Option Exercise Notice, and (iii) may not be later than 190 days after the date Mrs. Fields delivers the Option Exercise Notice; provided, however, Mrs. Fields shall be permitted to deliver the Option Exercise Notice within 6 months prior to the commencement of the Option Period in accordance with the first sentence of this Section 3(a) hereof. Once Mrs. Fields has delivered the Option Exercise Notice, the exercise of the Option may not be rescinded, cancelled or otherwise terminated. The License Repurchase Price shall be paid to Maxfield in accordance with Section 3(c).

(b)           License Repurchase Price.  The amount due to Maxfield upon Mrs. Fields’ exercise of the Option (the “License Repurchase Price”) during the Option Period shall be calculated and paid as follows:

If the Option Exercise Notice is delivered in accordance with Section 3(a):	License Repurchase Price
Prior to the end of the Second Anniversary (i.e., December 12, 2007)	$7.0 million
Prior to the end of the Third Anniversary (i.e., December 12, 2008)	$6.0 million
Prior to the end of the Fourth Anniversary (i.e., December 12, 2009)	$5.0 million
Prior to the end of the Fifth Anniversary (i.e., December 12, 2010)	$4.5 million

In the event that the Option Exercise Notice is not delivered in accordance with Section 3(a) on or prior to the date that is 6 months prior to the end of the Option Period (the “Option Termination Date”), the Option shall expire and be of no further force or effect.

(c)           The License Repurchase Price shall be paid in three equal annual installments. The first installment shall be paid on the Option Exercise Date, and the second and third installments shall be paid on the second and third anniversaries of the Option Exercise Date respectively. The Option Credit shall be applied to the License Repurchase Price equally over the three installments.

(d)           License Termination; Wind-Down.  If Mrs. Fields exercises the Option, Maxfield shall have a period of 12 months from the Option Exercise Date to wind down its operations under the License Agreement (the “Wind-Down Period”). During the Wind-Down Period, Maxfield and Mrs. Fields will continue to fulfill their obligations under the License Agreement, including without limitation, with respect to Maxfield, payment of Running Royalties that become due during such period. Following the end of the Wind-Down Period, any outstanding Running Royalties or other amounts due to Mrs. Fields under the License Agreement shall be paid in accordance with Section 18 of the License Agreement. Maxfield will have the option to end the Wind-Down Period at any time prior to its expiration upon 30 days written notice to Mrs. Fields. At the end of the Wind-Down Period, the License Agreement shall terminate (the “Termination Effective Date”) and be of no further force and effect, except that parties’ post-termination obligations set forth in Sections 16 (c), 16 (d), 16(e), 18 and 21 of the License Agreement shall survive the termination in accordance with its terms. The Wind-Down Period shall replace Maxfield’s post-termination right to sell inventory as set forth in Section 17 of the License Agreement.

(e)           Option Termination.  The Option shall terminate on the Option Termination Date if Mrs. Fields has not properly exercised it. Upon any termination of the Option, without exercise, (i) the amendment to the License Agreement set forth in Section 1(b) above shall be rescinded and the Volume Commitment and minimum Running Royalties for the Option Periods set forth in Section 6(a) of the License Agreement shall be amended to read as follows:

1st OPTION PERIOD

Time Period	Sales	Minimum Royalties
Year Six - Ten	$7,500,000.00	$375,000.00

2nd OPTION PERIOD

Time Period	Sales	Minimum Royalties
Year 11 (7/1/2010)	$7,500,000.00	$375,000.00
Year 12 (7/1/2011)	$7,500,000.00	$400,000.00
Year 13 (7/1/2012)	$9,000,000.00	$475,000.00
Year 14 (7/1/2013)	$12,500,000.00	$650,000.00
Year 15 (7/1/2014)	$15,000,000.00	$750,000.00

; and (ii) the Option Purchase Price shall be fully earned and Mrs. Fields shall have no rights to the Option Credit or any refund or offset against the Option Purchase Price.

4.             Effect of Performance under the License Agreement upon this Agreement.  Any default committed by a party under the License Agreement shall constitute a default by such party hereunder, and if such default is not cured within any cure periods provided in the License Agreement, as amended herein, the non-defaulting party shall have the right to terminate this Agreement in the same manner such party has the right to terminate the License Agreement. If Mrs. Fields properly terminates the License Agreement in accordance with this section before the Option Exercise Date, Maxfield will return to Mrs. Fields any portion of the Option Purchase Price that it has already received that has not become non-refundable in accordance with Section 2 hereof.

5.             Mrs. Fields Candy Venture.  From the Effective Date, and notwithstanding the License Agreement but subject to the following sentence, Mrs. Fields and its subsidiaries shall have the right to begin developing branded candy and confection products (the “New Candy Products”), or licensing other parties to do so, and marketing and selling such New Candy Products to and through each of its company-owned and franchised store locations and its gifting, catalog, mail order and e-tailing operations (such specific locations being referred to herein as the “Permitted New Candy Product Channels”). Notwithstanding the foregoing, no New Candy Products or other Royalty Bearing Products may be licensed, marketed or sold (other than by Maxfield) in such a manner that any such New Candy Products or other Royalty Bearing Products would be sold or otherwise offered in any Designated Distribution Channel (other than a Permitted New Candy Product Channel). From and after the Termination Effective Date, Mrs. Fields would be free to begin developing, marketing and selling branded candy and confection products, or licensing other parties to do so, through any and all distribution channels, including the channels listed above. Upon any termination of the Option, without exercise, this Section 5 shall be immediately terminated and rescinded.

6.             Kookie Kake Trademark.  Maxfield and its affiliates and parent entities agree not to contest registration and the current use (or any use permitted pursuant to Section 5 hereof) by Mrs. Fields and/or its subsidiaries, affiliates and franchisees, of the trademarks “Cookie Cake” or “Home of the Original Cookie Cake,” or any other mark that includes such marks, in any and all domestic and international jurisdictions, and further will not impede or limit, or assign any rights it may have to impede or limit such registration or use. Mrs. Fields and its affiliates and assigns agree not to contest registration and the current use by Maxfield and/or its subsidiaries, affiliates and franchisees, of the trademarks “Kookie Kake” or any related usage thereof ,or any other mark that includes such marks, in any and all domestic and international jurisdictions, and further will not impede or limit, or assign any rights it may have to impede or limit such registration or use.

7.             Further Assurances.  From time to time, as and when requested by a party hereto, the other party, as requested, shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

8.             Assignment.  This Agreement may be assigned together with the License Agreement in accordance with the provisions of Section 4 of the License Agreement.

9.             No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

10.           Interpretation.  The headings contained in this Agreement, in any exhibit or schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Both parties have been represented by counsel and shall the terms of this Agreement shall not be construed against or to the benefit of either party by virtue of their drafting or negotiation of this Agreement.

11.           Severability.  Section 23(c) of the License Agreement is incorporated herein by this reference thereto.

12.           Attorney’s Fees.  Section 23(j) of the License Agreement is incorporated herein by this reference thereto.

13.           Governing Law. Section 23(k) of the License Agreement is incorporated herein by this reference thereto.

14.           Remedies.  Each of the parties acknowledges and agrees that each other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that each other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof, having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

15.           Submission to Jurisdiction.  Section 23(l) of the License Agreement is incorporated herein by this reference thereto.

16.           Waiver of Trial by Jury; Limitations of Claims.  The parties agree that neither shall be entitled to nor shall demand a jury trial in the event of litigation. Furthermore, Section 23(m) of the License Agreement is incorporated herein by this reference thereto.

17.           Entire Agreement. This Agreement and the License Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

18.           Expenses.  Whether or not the Option is exercised by Mrs. Fields, all costs and expenses incurred in connection with the Disputed Termination Notice incurred through the date hereof, this Agreement and the transactions contemplated herein shall be paid by the party incurring such costs and expenses.

19.           Amendments.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by all parties hereto.

20.           Notices.  All notices or other communications required or permitted to be given hereunder shall be given in accordance with Section 22 of the License Agreement; provided that Maxfield hereby gives formal notice that its current address for such notice is as follows:

Maxfield Candy Co.

c/o Alpine Confections, Inc.

Attn.: Taz Murray

119 East 200 North

Alpine, UT 84004

21.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

Maxfield:		Mrs. Fields:

MAXFIELD CANDY CO.		MRS. FIELDS FRANCHISING, LLC.
(successor in interest to The Mrs. Fields’ Brand, Inc.)

By:	/s/ Taz Murray	By:	/s/ Michael Ward
Its: President		Its: E.V.P